EXHIBIT 23

AUDITOR'S CONSENT

To: Applied Industrial Technologies Inc.

We consent to the incorporation by reference in the current report on from 8-K/A dated April 17, 2018 and the Registration Statements Nos. 333-207922, 333-179354, 333-149183, 333-138054, 333-124574, 333-83809, 033-65513, 033-53361, and 033-53401 on Form S-8 of Applied Industrial Technologies Inc. of our reports dated April 26, 2017 and April 21, 2016 with respect to the financial position of FCX Group and Subsidiaries at December 31, 2016 and December 31, 2015, respectively and the statements of operations and members' equity and cash flows for the years ended December 31, 2016, December 31, 2015 and December 31, 2014, respectively, and inclusion of such financial statements as exhibits to such Form 8-K/A.

GBQ Partners LLC
GBQ PARTNERS LLC
Columbus, Ohio
April 17, 2018